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FORM 4
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STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.       Name and Address of Reporting Person

         Baker, Bruce G.
         13801 Riverport Drive, Suite 111
         Maryland Heights, MO 63043
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2.       Issuer Name and Ticker or Trading Symbol

         Agri-Nutrition Group Limited (AGNU)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year - January 1998
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5.       If Amendment, Date of Original (Month/Day/Year)
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         1. Director       2. Officer - President and Chief Executive Officer
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.       Title of Security - COMMON STOCK
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2-4      Transaction Date   Transaction     Securities Acquired (A)
         (Month/Day/Year)      Code           Amount     Price (per share)
         1/27/98               P              2,600      1.125
         1/29/98               P              1,500      1.125

           All securities were Acquired.
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

5-7.   Amount of Securities                 Ownership Form:            Nature of Indirect
         Beneficially Owned at              Direct (D) or              Beneficial Ownership
         End of Month.                      Indirect (I)
          234,697                           (D)
           73,594                           (I)                        IRA Plan
          209,500                           (I)                        Held by spouse in trust

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

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Explanation of Responses:


SIGNATURE OF REPORTING PERSON


/s/ BRUCE G. BAKER

Bruce G. Baker



Date  February 10, 1998